EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

EXHIBIT 21
Subsidiaries of the Registrant

Parent Company	Subsidiary Companies	State of Incorporation

First Federal of Northern Michigan Bancorp, Inc.	First Federal of Northern Michigan	Federal

First Federal of Northern Michigan	Financial Services and Mortgage Corporation	Michigan

First Federal of Northern Michigan	InsuranCenter of Alpena	Michigan